Rule 424(b)
                                                      Registration No. 333-21351
                                                            (Reoffer Prospectus)

                      SUPPLEMENT TO THE REOFFER PROSPECTUS
                             OF THE EASTERN COMPANY
                             DATED FEBRUARY 7, 1997

         This document constitutes part of a reoffer prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the "Act").

         The date of this Supplement is May 28, 1999.


General

         The Eastern Company (the "Company") currently maintains The Eastern Company Directors Fee Program (the "Directors Fee Program"). The reoffer prospectus dated February 7, 1997 (the "Reoffer Prospectus") relates to shares of common stock of the Company that have been issued (or may be issued) to certain Selling Shareholders (as defined in the Reoffer Prospectus) under the
Directors   Fee  Program  and  which  may  hereafter  be  sold  by  the  Selling
Shareholders.

         The purpose of this Supplement is to update the information contained in the Reoffer Prospectus in order to reflect changes which have occurred subsequent to the date thereof.

Selling Shareholders

         The following table sets forth information as of May 28, 1999 with respect to those Selling Shareholders who have acquired or may acquire shares of the Company's common stock under the Directors Fee Program:

                                                               Restricted
                                                               Stock and
                                                               Shares of                 Shares of
                                    Shares of                  Common Stock              Common
                                    Common Stock               Issuable Under            Stock
Name, Address                       Beneficially               Outstanding               Offered By
and Positions                       Held as of                 Options as of             This
with the Company                    5/28/99(1)(2)              5/28/99(2)                Prospectus(2)
----------------                    -------------              ----------                -------------

Leonard F. Leganza                     19,258.5                  112,500                   127,258.5
62 Tunxis Village
Farmington, CT  06032
(President, Chief
Executive Officer
and Director)


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








                                                               Restricted
                                                               Stock and
                                                               Shares of                 Shares of
                                    Shares of                  Common Stock              Common
                                    Common Stock               Issuable Under            Stock
Name, Address                       Beneficially               Outstanding               Offered By
and Positions                       Held as of                 Options as of             This
with the Company                    5/28/99(1)(2)              5/28/99(2)                Prospectus(2)
----------------                    -------------              ----------                -------------

Donald E. Whitmore, Jr.                41,391                     21,750                    64,881
99 Deerbrooke Circle
Southington, CT  06489
(Executive Vice President,
Chief Financial Officer
and Director)

John W. Everets                        19,615.5                   37,500                    57,115.5
72 Chestnut Street
Boston, MA  02108
(Director)

Charles W. Henry                       21,658.5                   37,500                    57,658.5
Ash Swamp Road
Woodbury, CT  06798
(Director)

David C. Robinson                      28,440                     45,375                    57,615
211 North Shore Road
New Preston, CT  06777-1123
(Director)

Donald S. Tuttle, III                  24,457.5                   37,500                    56,929.5
775 South Street
Middlebury, CT 06762
(Director)

Russell G. McMillen                   165,664.5                   37,500                   178,414.5
96 Crest Road
Middlebury, CT 06762
(Emeritus Director)


(1) Shareholdings include, in certain cases, shares owned by or in trust for spouses and/or children (in which case all beneficial interest has been disclaimed).

(2) As adjusted for the two-for-one stock split effective as of May 20, 1988, the three-for-two stock dividend effective as of February 13, 1991, and the three-for-two stock split effective as of May 28, 1999.

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